Exhibit 99.1

FOR IMMEDIATE RELEASE
April 10, 2014

COMPANY CONTACT:
Kendra Berger
Chief Financial Officer
NTN Buzztime, Inc.
(760) 438-7400

NTN Buzztime Announces Proposed Public Offering of Common Stock

CARLSBAD, Calif., April 10, 2014 — NTN Buzztime, Inc. (NYSE MKT: NTN) today announced that it intends to offer shares of its common stock in an underwritten public offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Roth Capital Partners is serving as the sole book-running manager for the proposed offering.

The company intends to use the net proceeds of the offering for general corporate purposes, which may include working capital, general and administrative expenses, capital expenditures and implementation of our strategic priorities.

The shares described above are being offered by the company pursuant to a registration statement on Form S-3, including a base prospectus (Registration No. 333-193012), previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Electronic copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering, when available, may also be obtained from Roth Capital Partners, LLC, 888 San Clemente, Suite 400, Newport Beach, CA 92660, (800) 678-9147.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Buzztime

NTN Buzztime, Inc. (NYSE MKT: NTN) is a leading bar and restaurant entertainment and marketing services platform. With over 4 million player registrations on the Buzztime platform and over 50 million games played each year, Buzztime players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition. With Buzztime entertainment and marketing solutions, bars and restaurants can turn casual visitors into regulars, and give guests a reason to stay longer.

Forward Looking Statements

This press release includes "forward-looking statements," including with respect to the proposed public offering and the company’s proposed use of proceeds. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.